N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of June 30th 2017

Fund	Name of Person	Ownership % of Series
Columbia Variable Portfolio - Emerging Markets Bond Fund	New York Life Insurance & Annuity Corp	27.78%

As of January 1st 2017

Fund	Name of Person	Ownership % of Series
Variable Portfolio - Jennison Mid Cap Growth Fund	JPMCB NA CUST For Columbia VP - Managed Volatility Moderate Growth Fund	25.15%